Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-208673 and
333-188736) on Forms S-8 of Alico, Inc. of our reports dated December 13, 2022, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Alico, Inc. for the year ended September 30, 2022.

/s/ RSM US LLP

Orlando, Florida

December 13, 2022